                                AMENDED AND
                   RESTATED CERTIFICATE OF INCORPORATION
                                    OF
                        NRG GENERATING (U.S.) INC.

      NRG  Generating  (U.S.) Inc. (the "Corporation"), formerly  known  as

O'Brien  Environmental Energy, Inc., a corporation organized  and  existing under  the  laws  of the State of Delaware, hereby files this  Amended  and

Restated Certificate of Incorporation to amend Article One from the Amended and Restated Certificate of Incorporation filed on January 10, 1997 and  to

restate  in  its entirety its Certificate of Incorporation.   The  date  of

filing  of its original Certificate of Incorporation with the Secretary  of

State,  under  its  original  name of O'Brien  Energy  Systems,  Inc.,  was

December 5, 1983.  The Corporation hereby certifies as follows:

      1.    The effective date of this Amended and Restated Certificate  of

Incorporation shall be July 20, 1998.

      2.    This Amended and Restated Certificate of Incorporation restates the  Certificate of Incorporation of the Corporation to read as  set  forth herein.

      3.    The  text  of  the Certificate of Incorporation  as  heretofore amended  or  supplemented is hereby amended  to  change  the  name  of  the corporation from NRG Generating (U.S.) Inc. to Cogeneration Corporation  of

America and is hereby further restated to read in full as follows:

          FIRST:    The name of the Corporation is:

                    COGENERATION CORPORATION OF AMERICA

          SECOND:   The address of the registered office of the Corporation

in the State of Delaware is Corporation Trust Center, 1209 Orange Street in

the  City  of  Wilmington,  County of New  Castle,  and  the  name  of  its registered  agent  at  that  address  is  The  Corporation  Trust  Company.

           THIRD:     The  purpose of the Corporation is to engage  in  any

lawful  act or activity for which corporations may be organized  under  the

General Corporation Law of Delaware.

           FOURTH:    (a)  The total number of shares of  stock  which  the

Corporation  is  authorized  to  issue  is  seventy  million  (70,000,000),

consisting of fifty million (50,000,000) shares of common stock,  having  a par  value  of  one cent ($0.01) per share and twenty million  (20,000,000)

shares  of  Preferred  Stock, having a par value of one  cent  ($0.01)  per share.

           (b)   The  Corporation  shall  not issue  any  nonvoting  equity securities  provided  that  this  provision,  which  is  included  in  this

Certificate of Incorporation in compliance with Section 1123(a)(6)  of  the

United  States Bankruptcy Code of 1978, as amended, shall have no force  or effect  beyond  that  required  by such Section  1123(a)(6)  and  shall  be effective  only  for so long as such Section 1123(a)(6) is  in  effect  and applicable to the Corporation.

          (c)  Shares of Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is hereby authorized to fix the

voting   rights,  designations,  powers,  preferences  and  the   relative,

participating,  optional or other rights, if any, and  the  qualifications,

limitations  or  restrictions thereof, of any  wholly  unissued  series  of

Preferred  Stock; and to fix the number of shares constituting such  series

(but not below the number of shares thereof then outstanding).

           FIFTH:     (a)  Except  as provided below,  the  bylaws  of  the

Corporation  may only be made, repealed, altered, amended or  rescinded  by

(i)  the stockholders of the Corporation by the vote of the holders of  not less  than sixty percent (60%) of the total voting power of all outstanding shares  of  voting  stock of the Corporation or (ii) the directors  of  the

Corporation by

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the  vote  of  a  majority of the entire board of directors  present  at  a meeting at which a quorum is present.

           (b)   Section  1.7(b) (regarding action by  written  consent  of stockholders);  Section  1.11 (regarding notice of stockholder  nominations and  other  stockholder business); Section 2.1(b) (regarding the number  of directors); Section 2.10 (regarding Independent Directors); and Section 3.2

(regarding  the  Independent Directors committee), of  the  bylaws  of  the

Corporation may only be repealed, altered, amended or rescinded by (i)  the stockholders of the Corporation by a vote of the holders of not  less  than seventy-five  percent (75%) of the total voting power  of  all  outstanding shares  of  voting  stock of the Corporation or (ii) the directors  of  the

Corporation by the affirmative vote of no fewer than the lesser of  all  of the  directors  then  in office or six (6) of the Corporation's  directors;

provided  however, that Section 2.10 (regarding Independent Directors)  and

Section  3.2 (regarding the Independent Directors Committee) may be altered or  amended pursuant to the provisions of subparagraph (a) of Article Fifth to  the  extent  necessary to comply with the provisions of the  applicable listing  requirements  of  any exchange or market  system  over  which  the securities of the Corporation are to be traded.

           SIXTH:     A director of the Corporation shall not be personally

liable  to  the  Corporation or its stockholders for monetary  damages  for breach  of fiduciary duty as a director, except for liability (i)  for  any breach  of  the  director's  duty of loyalty  to  the  Corporation  or  its stockholders, (ii) for acts or omissions not in good faith or which involve intentional  misconduct or a knowing violation of law, (iii) under  Section

174  of  the  Delaware General Corporation Law, or (iv) for any transaction

from  which  the  director derived an improper personal  benefit.   If  the

Delaware  General Corporation Law is amended to authorize corporate  action further  eliminating or limiting the personal liability of directors,  then the liability of a director of the Corporation

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

shall  be  eliminated  or limited to the fullest extent  permitted  by  the

Delaware   General  Corporation  Law,  as  so  amended.   Any   repeal   or

modification  of  this provision shall not adversely affect  any  right  or protection  of a director of the Corporation existing at the time  of  such repeal or modification.

           SEVENTH:   (a)  Until  April 30, 2002, (i) any  attempted  sale,

transfer,  assignment, conveyance, grant, pledge, gift or other disposition of  any share or shares of stock of the Corporation (within the meaning  of

Section  382  of  the Internal Revenue Code of 1986 (the "Code")),  or  any

option  or  right  to  purchase such stock,  as  defined  in  the  Treasury

Regulations  under  Section 382 of the Code, to any person  or  entity  (or group  of  persons  or entities acting in concert) who either  directly  or indirectly owns or would be treated as owning, or whose shares are or would be  attributed to any person or entity who directly or indirectly  owns  or would  be treated as owning, in either case prior to the purported transfer and after giving effect to the applicable attribution rules of the Code and applicable  Treasury Regulations, 5 percent or more of  the  value  of  the outstanding  stock of the Corporation or otherwise treated as a  5  percent stockholder (within the meaning of Section 382 of the Code), regardless  of the  percent  or  the value of the stock owned, shall  be  void  ab  initio insofar  as it purports to transfer ownership or rights in respect of  such stock  to  the purported transferee and (ii) any attempted sale,  transfer,

assignment,  conveyance, grant, gift, pledge or other  disposition  of  any share of stock of the Corporation (within the meaning of Section 382 of the

Code)  or  any  option or right to purchase such stock, as defined  in  the

Treasury Regulations under Section 382 of the Code, to any person or entity

(or group of persons or entities acting in concert) not described in clause

(i)  who  directly  or  indirectly would own,  or  whose  shares  would  be attributed to any person or entity who directly or indirectly would own  in each case as a result of the purported transfer and after giving

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effect  to  the  applicable attribution rules of the  Code  and  applicable

Treasury Regulations, 5 percent or more of the value of any of the stock of the  Corporation  (or  otherwise treated as a  5-percent  (5%)  stockholder within the meaning of Section 382 of the Code), shall, as to that number of shares causing such person or entity to be a 5-percent stockholder, be void ab initio insofar as it purports to transfer ownership or rights in respect of  such stock to the purported transferee; provided, however, that neither of the foregoing clauses (i) and (ii) shall prevent a valid transfer if (A)

the  transferor obtains the written approval of the board of  directors  of the  Corporation  which  approval shall not be  unreasonably  withheld  and provides the Corporation with an opinion of counsel reasonably satisfactory to  the  Corporation .that (assuming, as of the date of such  opinion,  the full  exercise  of  (i)  all warrants issued under, and  (ii)  any  options granted  pursuant to any stock option plan of the Corporation) the transfer shall  not result in an ownership change within the meaning of Section  382 of  the  Code and any successor thereto or (B) a tender offer,  within  the meaning of the Securities Exchange Act of 1934, as amended, and pursuant to the  rules  and  regulations thereof, is made by a  bona  fide  third-party purchaser  to purchase at least sixty-six and two-thirds percent  (66-2/3%)

of  the  issued  and  outstanding common stock of the Corporation  and  the offeror  (i)  agrees to effect, within ninety (90) days of the consummation of  the  tender  offer,  a  back  end merger  in  which  all  non-tendering stockholders  would receive the same consideration as paid  in  the  tender offer, and (ii) has received the tender of sufficient shares to effect such merger.  Without limiting or restricting in any manner the effectiveness of the  foregoing provisions, the Corporation and any transferor may rely  and shall  be  protected in relying on the Corporation's stockholder lists  and stock  transfer  records for all purposes relating to any opinion  required hereunder.

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           (b)   In  the  absence of specific board approval,  a  purported transfer of shares in excess of the shares that can be transferred pursuant to this Article SEVENTH (the "Prohibited Shares") to the purported acquiror

(the  "Purported Acquiror") is not effective to transfer ownership of  such

Prohibited Shares.  On demand by the Corporation, which demand must be made within  thirty (30) days of the time the Corporation learns of the transfer

of   the  Prohibited  Shares,  a  Purported  Acquiror  must  transfer   any

certificate or other evidence of ownership of the Prohibited Shares  within the Purported Acquiror's possession or control, together with any dividends

or   other  distributions  ("Distributions")  that  were  received  by  the

Purported  Acquiror  from the Corporation with respect  to  the  Prohibited

Shares, to an agent designated by the Corporation (the "Agent").  The Agent will  sell  the  Prohibited Shares in an arm's length transaction  (over  a stock  exchange, if possible), and the Purported Acquiror will  receive  an amount  of  sales proceeds not in excess of the price paid or consideration surrendered  by  the Purported Acquiror for the Prohibited Shares  (or  the

fair  market  value of the Prohibited Shares at the time  of  an  attempted transfer  to  the  Purported Acquiror by gift, inheritance,  or  a  similar

transfer).   If  the  Purported Acquiror has resold the  Prohibited  Shares prior  to  receiving the Corporation's demand to surrender  the  Prohibited

Shares  to  the Agent, the Purported Acquiror shall be deemed to have  sold the Prohibited Shares as an agent for the initial transferor, and shall  be required  to  transfer  to the Agent any proceeds  of  such  sale  and  any

Distributions.

           (c)  If the initial transferor can be identified, the Agent will pay  to  it  any  sales proceeds in excess of those due  to  the  Purported

Acquiror,  together with any Distributions received by the Agent.   If  the

initial transferor cannot be identified within ninety (90) days, the  Agent may  pay any such amounts to a charity of its choosing.  In no event  shall amounts  paid to the Agent inure to the benefit of the Corporation  or  the

Agent, but such amounts may be used to
cover  expenses  of  the  Agent  in  attempting  to  identify  the  initial

transferor.   If  the Purported Acquiror fails to surrender the  Prohibited

Shares  within  the next thirty (30) business days from the demand  by  the

Corporation,  then  the  Corporation will institute  legal  proceedings  to

compel  the  surrender.   The Corporation shall  be  entitled  to  damages,

including   reasonable  attorneys'  fees  and  costs,  from  the  Purported

Acquiror, on account of such purported transfer.

           EIGHTH:    The  affirmative vote of the holders of greater  than

sixty-six and two thirds percent (66-2/3%) of the total voting power of all outstanding shares of voting stock of the Corporation shall be required for the  approval of any proposal (1) that the Corporation merge or consolidate

with   any   corporation,  person,  partnership,  trust  or  other   entity

("Entity"),  or  (2)  that  the  Corporation  sell  or  exchange   all   or

substantially  all of its assets or business, or (3) that  the  Corporation issue or deliver any stock or other securities of its issue in exchange  or payment for any properties or assets of any Entity or securities issued  by any Entity, and to effect such transaction the approval of stockholders  of the  Corporation  is  required  by law or  by  any  agreement  between  the

Corporation and any national securities exchange.

            NINTH:      (a)   Any  attempted  sale,  transfer,  assignment,

conveyance,  pledge or other disposition of any share of the  Corporation's common  stock to any Electric Utility Interest (as defined below) shall  be null  and  void ab initio.  No employee or agent, including any independent transfer  agent  or registrar of this Corporation, shall  be  permitted  to record  any  attempted  or purported transfer made  in  violation  of  this provision,  and  no  intended transferee of shares  of  this  Corporation's common stock attempted to be transferred in violation of this Article NINTH shall  be recognized as a holder of such shares for any purpose whatsoever,

including,  but  not limited to, the right to vote such  shares  of  common stock or to receive dividends or other distributions in respect thereof, if any.  The transferor and any such intended transferee shall be

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

deemed  to  have appointed the corporation as attorney-in-fact,  with  full power  of  substitution and full power and authority, in the  name  and  on behalf  of  the  intended transferor and transferee, to  sell,  assign  and transfer  the  shares of Common Stock of the corporation  attempted  to  be transferred  in violation of this Article NINTH, and to do all lawful  acts and  execute  all documents deemed necessary or advisable  to  effect  such sale,  assignment and transfer, in an arm's-length transaction, to  another entity  or person; provided that the sale, assignment and transfer to  such other  entity  of  person does not violate the provisions of  this  Article

NINTH.  The Corporation shall apply the proceeds of any such sale first, to pay  the  expenses of the sale; second, to pay the intended  transferee  on whose  behalf the shares were sold, an amount equal to (i) the sum  of  the intended transferee's cost of such shares (inclusive of brokerage fees  and expenses), plus interest on such cost at the then minimum rate of  interest which  would  prevent  interest on a non-interest bearing  obligation  from being  imputed  by  the Internal Revenue Service, less the  amount  of  any dividends  or  other  distributions inadvertently  paid  to  said  intended transferee in respect of such shares, or (ii) the balance of such proceeds,

whichever  is less; and third, the balance of such proceeds, if any,  shall

be   paid   to  the  corporation.    Notwithstanding  the  foregoing,   the

Corporation  shall not provide any proceeds to the intended transferee,  if such  intended  transferee has received consideration from  any  subsequent attempted transfer.

      (b)   This  Corporation shall take all appropriate  legal  action  to enforce the provisions of this Article NINTH in every case where there  has

been  an  attempted  or purported transfer made in violation  thereof.   In

taking  any action hereunder, this Corporation, and its directors, officers and  agents, will be fully protected in relying upon any notice,  paper  or other  document reasonably believed by this Corporation or any such  person to  be  genuine and sufficient, and, to the extent permitted by law, in  no event shall this Corporation, or any of its directors, officers or

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agents,  be  liable  for  any  act performed or  omitted  to  be  performed

hereunder  in the absence of gross negligence or willful misconduct.   This

Corporation and each of its directors, officers and agents may consult with counsel  in  connection with its respective duties hereunder  and,  to  the extent  permitted by law, each shall be fully protected by any  act  taken,

suffered or permitted in good faith in accordance with the advice  of  such counsel.

           (c)   For  purposes  of this Article NINTH, the  term  "Electric

Utility Interest" refers to an electric utility or utilities or an electric utility  holding company or companies, or any affiliate of either, in  each case  as  those  terms  are  utilized  by  the  Federal  Energy  Regulatory commission  ("FERC")  in  regulations or  orders  implementing  the  Public

Utility  Regulatory  Policies Act of 1978, as amended, and  its  successors

("PURPA"), if such entity's interest in this Corporation would be a utility interest for the purposes of 10 C.F.R.  292.206.

           (d)   Whenever  it  is deemed by the board of  directors  to  be prudent  in  protecting, preserving or obtaining for any  of  its  projects

(including  projects  in  which this Corporation or  a  subsidiary  has  an interest,  whether  by  ownership, lease  or  contract)  the  status  of  a

"Qualifying  Facility" (as defined under PURPA), the board of directors  of this  Corporation  may  require to be filed  with  this  Corporation  as  a condition  to permitting any proposed transfer, and/or the registration  of any  transfer, of any shares of this Corporation's common stock a statement of  affidavit  from  any  proposed  transferee  to  the  effect  that  such transferee is not an "Electric Utility Interest," as defined herein.

          (e)  The Corporation may, at any time that the Board of Directors of  the  Corporation deems necessary or advisable to protect,  preserve  or obtain  for  any  of  its  projects the status of a "Qualifying  Facility",

redeem any shares of its capital stock beneficially owned by any

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Electric  Utility Interest at a redemption price equal to the "Fair  Market

Value"  (as  defined  in subsection (h) below) of such  shares  of  capital stock.

           (f)  In the event the Corporation shall redeem any shares of its capital  stock pursuant to subsection (e) above, notice of such  redemption shall  be given by first class mail, postage prepaid, mailed not less  than thirty  (30)  days  nor more than sixty (60) days prior to  the  redemption date,  to  each  holder  of record of the shares to  be  redeemed  at  such holder's  address  as  the same appears on the books  of  the  Corporation;

provided,  however,  that no failure to mail such  notice  nor  any  defect therein  shall affect the validity of the proceeding for the redemption  of any  shares of capital stock to be redeemed except as to the holder to whom the  Corporation has failed to mail said notice or except as to the  holder

whose  notice  was  defective.   Each such  notice  shall  state:  (i)  the

redemption date; (ii) the number of shares of capital stock to be  redeemed and,  if  less than all the shares held by such holder are to  be  redeemed from such holder, the number of shares to be redeemed from such holder; and

(iii)  the  place or places where certificates for such shares  are  to  be surrendered for payment of the redemption price.

           (g)  Notice having been mailed as aforesaid, from and after  the redemption date (unless the Corporation shall fail to provide money for the payment  of  the redemption price of the shares called for redemption)  the shares  of capital stock so called for redemption shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the  Corporation  (except  the right to receive from  the  Corporation  the redemption  price)  shall cease.  Upon surrender in  accordance  with  said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the board of directors shall so require  and  the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price.

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In  case  fewer than all of the shares represented by any such  certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

           (h)   For  purposes of this Article NINTH, "Fair  Market  Value"

shall  mean the average of the closing sale prices during the 30-day period immediately  preceding the redemption date of a share of capital  stock  of the  Corporation  as  reported on the American Stock  Exchange,  Inc.  (the

"Amex"), or, if such stock is not then listed on the Amex, on the principal

United  States securities exchange registered under the Securities Exchange

Act  of 1934, as amended, on which such stock is listed, or, if such  stock is  not  then listed on any such exchange, the average of the closing  sale prices  or  closing  bid  quotations (whichever  is  higher,  if  both  are reported)  with respect to a share of such stock during the  30-day  period immediately preceding the redemption date of a share of such stock  on  the

National Association of Securities Dealers, Inc. National Market System  or

any  system then in use, or if no such quotations are available,  the  fair market  value on the redemption date of a share of such stock as determined by the board of directors in good faith.

           (i)   The board of directors of this Corporation shall have  the right to determine whether any transferee or purported transferee of shares of  common stock of this corporation is an "Electric Utility Interest"  and to  determine  whether this Corporation's projects (including  projects  in which  this  Corporation  or  a  subsidiary has  an  interest,  whether  by ownership,  lease  or  contract)  meet  the  requirements  for  "Qualifying

Facility" status under PURPA.

           (j)   Nothing  contained in this Article NINTH shall  limit  the authority of the board of directors of this Corporation to take such  other action  as it deems necessary or advisable to protect this Corporation  and interests  of  its stockholders by protecting, preserving or obtaining  for any  of  this  Corporation's projects (including  projects  in  which  this

Corporation or a

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subsidiary  has an interest, whether by ownership, lease or  contract)  the status of a "Qualifying Facility" under PURPA.

           (k)   All certificates representing shares of this Corporation's common stock shall bear the following legend:

                The sale, transfer, assignment, conveyance, pledge  or

          other  disposition of any of the shares represented by  this

          certificate   to   any  "Electric  Utility   Interest"   (as

          hereinafter  defined) is restricted in accordance  with  the provisions  of  the  Certificate  of  Incorporation  of  the

          Corporation.  For these purposes, the term "Electric Utility

          Interest" refers to an electric utility or utilities  or  an electric  utility  holding  company  or  companies,  or  any affiliate  of  either,  in  each case  as  those  terms  are

          utilized   by  the  Federal  Energy  Regulatory   Commission

          ("FERC")  in regulations or orders implementing  the  Public

          Utility  Regulatory Policies Act of 1978, as  attended,  and its  successors ("PURPA"), if such entity's interest in  the

          Corporation  would be utility interest for  purposes  of  10

          C.F.R.  292.206.

           TENTH:     The  provisions set forth in this Article  TENTH  and

subparagraph (a) of Article FIFTH (regarding the alteration of bylaws)  may not  be  repealed or amended in any respect unless such repeal or amendment is  approved by the affirmative vote of the holders of not less than  sixty percent (60%) of the total voting power of all outstanding shares of voting stock of the Corporation.

           ELEVENTH: The provisions set forth in this Article Eleventh,  in subparagraph  (b)  of  Article FIFTH (regarding the alteration  of  certain bylaws) and in Article EIGHTH (regarding the greater than sixty-six and two thirds percent (66-2/3%) vote of stockholders

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required for certain mergers or other corporate combinations), may  not  be repealed  or  amended  in any respect unless such repeal  or  amendment  is approved  by  the affirmative vote of holders of not less than seventy-five percent (75%) of the total voting power of all outstanding shares of voting stock of the Corporation.

           TWELFTH:   The  Corporation reserves the right to amend,  alter,

change   or   repeal  any  provision  contained  in  this  Certificate   of

Incorporation, in the manner now or hereafter prescribed by statute and  in accordance with Articles TENTH and ELEVENTH hereof.



      IN  WITNESS WHEREOF, this Restated Certificate of Incorporation which restates in its entirety the provisions of the Corporation's Certificate of

Incorporation, having been duly adopted by the Board of Directors  and  the shareholders  of  the  Corporation in accordance  with  the  provisions  of

Sections  242  and  245 of the General Corporation  Law  of  the  State  of

Delaware, has been executed on the 8th day of July, 1998.



                              /s/  Timothy P. Hunstad
                              Timothy P. Hunstad
                              Treasurer and Chief Financial Officer


ATTEST:

/s/  Karen Brennan
By:  Karen Brennan
Its:  Secretary

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